Exhibit 10.1

Final Form

FORM OF TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

MODINE MANUFACTURING COMPANY

AND

PLATINUM SPINCO INC.

DATED AS OF [●], 2026

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2026 (the “Effective Date”), is entered into by and between Modine Manufacturing Company, a Wisconsin corporation (“Company”), and Platinum SpinCo Inc., a Delaware corporation (“SpinCo”, and, together with the Company, the “Parties,” and each, individually, a “Party”).

R E C I T A L S:

WHEREAS, the Company, Gentherm Incorporated, a Michigan corporation (“Gold”), and SpinCo are parties to that certain Separation Agreement, dated as of January 29, 2026 (the “Separation Agreement”) pursuant to which, subject to the terms and conditions set forth therein, the Company has agreed to transfer, and cause certain of its Subsidiaries to transfer, to the SpinCo Group, and SpinCo has agreed to accept and assume from the Company and such Subsidiaries, the SpinCo Assets and the SpinCo Liabilities (the “Separation”);

WHEREAS, the Company, Gold, SpinCo and Platinum Gold Merger Sub Inc., a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Gold, are parties to that certain Agreement and Plan of Merger, dated as of January 29, 2026 (the “Merger Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into SpinCo, with SpinCo surviving the merger as a wholly owned Subsidiary of Gold;

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation, the Parties desire to enter into this Agreement which sets forth the terms of certain relationships and other agreements among the Parties as set forth herein; and

WHEREAS, this Agreement is a “Transaction Document” pursuant to the Separation Agreement and the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meaning ascribed to such terms in the Separation Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Additional Services” shall have the meaning set forth in Section 2.01(c).

“Agreement” has the meaning set forth in the Preamble.

“Applications” shall mean those software applications used in the operation of the SpinCo Business or Company Business, or otherwise accessed in connection with this Agreement, as applicable.

“Baseline Period” has the meaning set forth in Section 2.01(b).

“Charge” and “Charges” have the meaning set forth in Section 2.03.

“Company” has the meaning set forth in the Preamble.

“Company Secondee Indemnifiable Action” has the meaning set forth in Section 3.02(e).

“Confidential Information” shall mean, with respect to a Party, all business or technical information (and documentation) of such Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party or its Affiliates, that is disclosed to, accessed by or otherwise learned by the other Party in connection with this Agreement, including (a) the terms and conditions of this Agreement; (b) all information marked as confidential (or with words of similar meaning); and (c) “inside information”, including material, non-public, price-sensitive corporate or market information relating to such Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party, that is acquired in connection with this Agreement.

“Consents” has the meaning set forth in Section 2.02(b).

“Cutover” has the meaning set forth in Section 2.06.

“Dispute” has the meaning set forth in Section 8.15(a).

“Distribution” has the meaning set forth in the Recitals.

“e-mail” shall have the meaning set forth in Section 8.10.

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” shall mean [12:01] [a].m., New York City time, on the Distribution Date.

“Employee Costs” has the meaning set forth in Section 3.02(f).

“Employee Secondment Services” has the meaning set forth in Section 3.02(a).

“Excluded Service” shall mean any service or function set forth in Section 2.09(b) or Schedule A-2 hereto, and any other service or function that the Parties mutually agree in writing after the date of this Agreement will not be provided under the terms of this Agreement.

“Exit and Migration Plan” has the meaning set forth in Section 2.06.

“Expenses” has the meaning set forth in Section 2.04.

“Fees” has the meaning set forth in Section 4.01.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, or labor problems. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Gold” has the meaning set forth in the Recitals.

“Host Systems” shall mean those information technology systems and platforms (a) selected by Service Provider (i) to host the Applications or (ii) for use in connection with the performance of Services, or (b) otherwise utilized by Service Provider and necessary for Service Recipient to receive a Service in connection with this Agreement.

“Indemnitees” has the meaning set forth in Section 7.02.

“Individual Users” has the meaning set forth in Section 3.01(b).

“Information” shall mean information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, and other technical, financial, employee or business information or data; provided that Information does not include Intellectual Property.

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“Interest Payment” has the meaning set forth in Section 4.02.

“Local Agreement” has the meaning set forth in Section 2.08.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Omitted Services” shall have the meaning set forth in Section 2.01(b).

“Parties” has the meaning set forth in the Preamble.

“Secondment Period” has the meaning set forth in Section 3.02(b).

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Extension Period” has the meaning set forth in Section 5.03.

“Service Manager” has the meaning set forth in Section 2.12.

“Service Period” shall mean, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest of (i) the date that a Party terminates the provision of such Service pursuant to Section 5.02, and (ii) the date specified for termination of such Service in Schedule A-1 or Schedule A-3 hereto (as extended pursuant to Section 5.03).

“Service Provider” shall mean, with respect to any Service, the Party providing such Service, which shall refer to (a) the Company with respect to Services to be provided by the Company or its Subsidiaries or (b) SpinCo with respect to Service to be provided by SpinCo or its Subsidiaries.

“Service Recipient” shall mean, with respect to any Service, the Party receiving such Service, which shall refer to (a) SpinCo with respect to Services to be provided to SpinCo or its Subsidiaries or (b) the Company with respect to Services to be provided to the Company or its Subsidiaries.

“Services” has the meaning set forth in Section 2.01(a).

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“Term” has the meaning set forth in Section 5.01.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), any and all costs, fees and expenses (other than any severance or retention costs, unless otherwise specified with respect to a particular Service on the Schedules hereto or in the other Transaction Documents) payable by Service Provider or its Subsidiaries to a Third Party which would not have been payable but for the early termination of such Service.

“Third Party” shall mean any Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“Transaction Taxes” has the meaning set forth in Section 4.03(a).

“Transition Period Employees” has the meaning set forth in Section 3.02(a).

“Work Product” has the meaning set forth in Section 8.04.

ARTICLE II

SERVICES

Section 2.01 Services.

(a) Commencing as of the Effective Time, Service Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to Service Recipient, or any Subsidiary of Service Recipient, the applicable services set forth on Schedule A-1 hereto (together with the Employee Secondment Services, the “Services”).

(b) If, within one hundred twenty (120) days after the date of this Agreement, Service Recipient identifies a service (other than a Service or an Excluded Service) (i) that Service Provider provided to Service Recipient within twelve (12) months prior to the Distribution Date (the “Baseline Period”), (ii) that is reasonably necessary in order for Service Recipient to continue operating the SpinCo Business or the Company Business, as applicable, in substantially the same manner in which the SpinCo Business or the Company Business, as applicable, operated prior to the Distribution Date, and (iii) where all or substantially all of the assets and resources used to provide such service have not been transferred to or retained by Service Recipient or its Affiliates, then following the written request of Service Recipient to Service Provider requesting such additional services, Service Provider shall commence providing such requested services (such additional services, the “Omitted Services”). Service Recipient and Service Provider shall negotiate in good faith to agree on the terms for the provision of such Omitted Service as a “Service” under this Agreement, including the Fees, which shall be determined in the same manner as other then-existing Services, and the Service Period, which shall not extend beyond the longest Service Period for the then-existing Services. In connection with any Omitted Services, the Parties shall in good faith negotiate the terms of a supplement to Schedule A-1, which terms shall be consistent with the terms of similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to Schedule A-1 shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Omitted Services in a manner similar to that in which the Services are described in the existing Schedule A-1. Each supplement to Schedule A-1, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Omitted Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(c) If Service Recipient identifies services (including special projects) other than those set forth on Schedule A-1, Excluded Services or Omitted Services that Service Recipient desires that Service Provider provide to Service Recipient (an “Additional Service”), then Service Recipient may submit a written request to supplement Schedule A-3 hereto to include such Additional Services to Service Provider and Service Provider agrees to consider such request in good faith. If Service Provider, acting reasonably and in good faith, agrees to provide such Additional Service, then the Parties shall negotiate the terms for the provision of any such Additional Service and the payment therefor in good faith and document such agreed terms in a supplement to Schedule A-3 which shall describe in reasonable detail the nature, scope, Fees, Service Period(s), termination provisions and other terms applicable to such

Additional Services in a manner similar to that in which the Services are described in Schedule A-1. Any supplement to Schedule A-3, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.02 Performance of Services.

(a) Subject to Section 2.05, Service Provider shall perform, or shall cause one or more of its Subsidiaries to perform, all Services with reasonable skill and care and in a manner that is based on its past practice and that is substantially similar in care, diligence, skill, nature, quality and timeliness to analogous services provided by Service Provider during the Baseline Period and in accordance with any other requirements set forth on Schedule A-1 or Schedule A-3 with respect to such Services. If Service Provider fails to complete or perform a Service consistent with such standards, Service Recipient shall give written notice to Service Provider and Service Recipient shall be entitled to require Service Provider to commence re-performance of the applicable Service as promptly as practicable, at no additional charge to Service Recipient.

(b) Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law. If Service Provider is or becomes aware of the potential for any such violation, Service Provider shall promptly advise Service Recipient of such potential violation, and the Parties will mutually seek an alternative that addresses such potential violation. Service Provider shall use commercially reasonable efforts to obtain, and Service Recipient agrees to cooperate in good faith in connection with Service Provider’s efforts to obtain, any necessary Third Party consents, authorizations, waivers, approvals, or sublicenses (“Consents”) required under any contract or agreement with a Third Party to allow Service Provider to perform, or cause to be performed, or to allow Service Recipient to receive, all Services to be provided hereunder. All reasonable and documented out-of-pocket costs and expenses (if any) incurred by Service Provider or any of its Subsidiaries in connection with obtaining any such Consent [that are not identified and quantified in Schedule A-1 or Schedule A-3 hereto] shall be borne equally by Service Provider and Service Recipient (i.e., fifty percent (50%) each). If, with respect to a Service, the Service Provider, despite the use of such commercially reasonable efforts, is unable to obtain a required Consent, Service Provider shall promptly notify Service Recipient and will use commercially reasonable efforts to seek to arrange a reasonable alternative for the provision of such Service that is substantially the same in all material respects as the benefit provided under or by the relevant Service for which the Consent was required. Unless otherwise provided with respect to a specific Service on the Schedules, Service Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided to Service Recipient or its applicable functional group or Subsidiary during the Baseline Period and, if no commercially feasible alternative for a Service for which Service Recipient agrees to pay any related fees is available or capable of being reasonably implemented, Service Provider shall not be liable for a failure to provide such Service hereunder.

(c) (i) Neither Service Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Service Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES IN THE MERGER AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. SERVICE PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(d) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party. In the event any Service is provided by or to a Subsidiary of any Party, such Party shall (i) cause each such Subsidiary to comply with its obligations as a Service Provider or a Service Recipient, as applicable, as set forth in this Agreement in respect of such Services and (ii) remain fully responsible for its and each such Subsidiary’s compliance with their respective obligations (including, if applicable, the performance of such Subsidiary as Service Provider) under this Agreement and applicable Law.

Section 2.03 Charges for Services. Service Recipient shall pay Service Provider the fees set forth in Schedule A-1 or Schedule A-3 for the Services (collectively, “Charges”), which Charges shall equal the fully burdened cost to Service Provider and its Subsidiaries in providing such Services, without markup.

Section 2.04 Reimbursement for Out-of-Pocket Costs and Expenses. Service Recipient shall reimburse Service Provider for reasonable, documented out-of-pocket costs and expenses incurred by Service Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses were not taken into account when the initial Charges were determined and are identified in Schedule A-1 or Schedule A-3 (as applicable) as reimbursable (“Expenses”), provided that any Expenses that exceed $30,000 shall require Service Recipient’s prior written approval.

Section 2.05 Changes in the Performance of Services. Subject to the performance standards for Services set forth in Section 2.02, Service Provider may make changes from time to time in the manner of performing the Services if Service Provider is making similar changes in performing analogous services for itself and if Service Provider furnishes to Service Recipient reasonable prior written notice (in content and timing) of such changes; provided, however, that (i) Service Provider shall be responsible for any increase in Fees as a result of such changes and (ii) such changes shall not result in a breach of this Agreement in any material respect. At Service Provider’s request, Service Recipient shall perform any software or process validation updates or processes to test any change in the Services that are reasonably necessary in order for Service Recipient to receive the Services. Service Recipient may request changes from time to time to the manner in which a Service is provided, and Service Provider shall not unreasonably withhold, condition or delay its approval of such change; provided, that, it will not be deemed unreasonable to withhold consent where Service Recipient refuses to bear the increase in Service Provider’s cost of performance from implementing the change.

Section 2.06 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Service Recipient shall be ultimately responsible for planning and preparing the transition to its own internal organization or other Third Parties the provision of the Services provided to it hereunder (the “Cutover”). At Service Recipient’s request, Service Provider shall meet with Service Recipient to assist Service Recipient with the initial development of a plan for Cutover (the “Exit and Migration Plan”) and shall provide Service Recipient with information reasonably requested by it in connection with the development and implementation of the Exit and Migration Plan. Service Recipient shall use commercially reasonable efforts to complete the Cutover and transition off, and eliminate its and its Affiliates’ dependency on, each Service consistent with the Exit and Migration Plan in all material respects. Service Provider shall have no obligation to perform any Services following the Term. Service Provider shall, and shall reasonably request its Third Party providers to, at Service Recipient’s cost, reasonably cooperate with Service Recipient in its implementation of the Exit and Migration Plan. The Parties will complete their responsibilities under the Exit and Migration Plan within the Term and in accordance with the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c). The Parties shall (i) devote reasonably adequate time and resources, including by providing personnel resources with sufficient knowledge and experience, to fulfill the Exit and Migration Plan, and (ii) in good faith, work together to review and update the Exit and Migration Plan. Each Party shall promptly notify the other Parties in the event that it is unable to (or has reasonable grounds to suspect that it may be unable to) meet its obligations under or in connection with the Exit and Migration Plan.

Section 2.07 Subcontracting. Service Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement to the extent (i) such Third Party is selected by Service Provider acting with the same degree of care in selecting any Third Parties as it would if such Third Party was being retained to provide similar services to Service Provider, provided that Service Recipient’s consent for such engagement is obtained for any Service identified in Schedule A-1 or Schedule A-3 as expressly requiring such consent to subcontract the Service; (ii) such Third Party is a Subsidiary of Service Provider, (iii) such Service was delegated or subcontracted to such Third Party with respect to the SpinCo Business or the Company Business, as applicable, as of the date of the Separation Agreement or as of immediately prior to the Distribution Date consistent with the Final Separation Plan, or (iv) following the Distribution Date, Service Provider uses such Third Party to provide the same or substantially similar service to Service Provider’s own business; provided, further, that, in each case of (i) – (iv), (a) such delegation does not result in any increase in Fees and (b) in the case of any engagement of a Third Party that is not engaged to provide Services as of the date hereof, Service Provider provides reasonable advance written notice to Service Recipient of any Third Party so engaged. Service Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to Service Recipient. Service Provider shall be liable for any breach of its obligations under this Agreement due to an act or omission by any Third Party service provider engaged by Service Provider.

Section 2.08 Local Agreements. Each Party recognizes and agrees that it may be necessary or desirable to separately document certain matters relating to the Services provided hereunder in various jurisdictions from time to time or to otherwise modify the scope or nature of such Services, in each case to the extent necessary to comply with applicable Law. If such an agreement or modification of any of the Services is required by applicable Law, or if the applicable Parties mutually determine entry into such an agreement or modification of Services would be desirable, in each case in order for Service Provider or its Subsidiaries to provide any of the Services in a particular jurisdiction, Service Provider and Service Recipient shall, or shall cause their applicable Subsidiaries to, enter into local implementing agreements (as each may be amended and in effect from time to time, each a “Local Agreement”) in form and content reasonably acceptable to the applicable Parties; provided that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition of this Agreement or the effect of any such term or condition, except to the extent expressly specified in such Local Agreement. Except as used in this Section 2.08, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement and any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (including the applicable Schedules), the terms in this Agreement shall take precedence.

Section 2.09 Service Limitations. Notwithstanding any provision of this Agreement to the contrary:

(a) for purposes of this Agreement, except as and to the extent necessary for the receipt of any Services by Service Recipient, as mutually agreed between the Parties, or as otherwise set forth on a Schedule hereto and subject to Article III, Service Provider shall have no obligation to provide Service Recipient with access to or use of any Service Provider information technology systems, information technology, platforms, networks, applications, software databases or computer hardware;

(b) Without limiting Service Provider’s obligation to provide legal, financial, accounting, insurance, tax, regulatory or compliance Services as expressly set forth in Schedule A-1, Service Provider shall not be obligated to provide and shall not be deemed to be providing any advice with respect to legal, financial, accounting, insurance, tax, regulatory or compliance matters to Service Recipient or any of its Representatives as part of or in connection with the Services or otherwise under this Agreement; provided, however, that such limitation shall not prohibit knowledge transfer, status updates or the sharing of any non-privileged information related to the operation of the SpinCo Business or Company Business, as applicable;

(c) Service Provider shall have no obligation to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or any of its Representatives in connection with the Services, except as set forth on the Schedules hereto; notwithstanding the foregoing, Service Provider shall reasonably cooperate with and provide reasonable assistance to Service Recipient in connection with the preparation of any such notifications or reports to the extent necessary to provide the Services (for the avoidance of doubt, this Service limitation shall not affect any requirements under any other Transaction Document);

(d) in no event shall Service Provider or its Affiliates have any obligation to favor Service Recipient or any of its Affiliates’ operation of its businesses over its own business operations or those of its Affiliates;

(e) Subject to Section 2.02(a) and Section 2.02(b), Service Provider shall not be required to hire any additional employees, maintain the employment of any one or more specific employees, or purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources; and

(f) Except as set forth herein, Service Provider shall not be required to bear or pay any costs related to the conversion of the Service Recipient’s data at Service Recipient’s request (other than any costs mutually agreed by Service Provider and Service Recipient, it being understood that, in agreeing to any such costs, the Parties shall take into account the time, effort and complexity of any action of Service Provider), nor shall Service Provider have any obligation to provide data migration support, including any data transformation, data cleansing or data insertion, with respect to historical or transactional data, other than extraction and transfer of Service Recipient’s data, in each case, in the format maintained by Service Provider, which shall be free of charge.

Section 2.10 System Shut Down. Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities or systems providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that without limiting the immediately following sentence, Service Provider will use commercially reasonable efforts to schedule non-emergency general maintenance impacting the Services outside of standard business hours, and emergency maintenance so as not to materially disrupt the operation of the SpinCo Business or the Company Business, as applicable, by Service Recipient. Service Provider will provide Service Recipient advance notice of any shut down for (i) general maintenance purposes or other planned shut down and (ii) to the extent practicable, any emergency shutdown or maintenance.

Section 2.11 Use of Services. Service Provider shall not be required to provide Services to any Person other than Service Recipient and its Subsidiaries, or in connection with the operation of any business other than the SpinCo Business or the Company Business, as applicable, in each case in substantially the same manner in which, and for substantially the same purpose as, such Services were used by the Service Recipient in connection with the operation of such business during the Baseline Period. Service Recipient shall not, and shall not permit its or any of its Subsidiaries’ Representatives to, resell any Services to any Third Party (or, in the case of Services where the Service Recipient is SpinCo, to any Affiliate of SpinCo other than SpinCo or its Subsidiaries) or permit the use of any Services by any Third Party.

Section 2.12 Service Managers. Each Party will appoint a project manager, who shall be responsible for all day-to-day matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each a “Service Manager”). The Service Managers shall cooperate with each other to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Period, and shall meet (in person, by telephone, or by videoconference) on a weekly basis during the first ninety (90) days following the Effective Time and additionally at the request of either Service Manager in furtherance thereof. Company’s initial Service Manager shall be [•] and SpinCo’s initial Service Manager shall be [•]; each Party may change its designated Service Manager upon notice to the other Party’s Service Manager.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01 Access.

(a) Each Party shall, and shall cause its Subsidiaries to, allow the other Party and its Subsidiaries and their respective Representatives reasonable access to the facilities, Information, systems, infrastructure and personnel of such Party and its Subsidiaries to the extent and as required for such Party and its Subsidiaries to perform or receive the Services or otherwise perform or fulfill their obligations under this Agreement and, as applicable, for Service Provider to verify the adequacy of Service Provider’s internal controls over information technology, reporting of financial data and related processes employed in connection with Service Provider’s provision of the Services, including in connection with verifying Service Provider’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (for the avoidance of doubt, this Section 3.01(a) shall not require Service Recipient to establish additional internal controls or comply with the Sarbanes-Oxley Act of 2002); provided that (i) such access shall not unreasonably interfere with any of the business or operations of either party or any of its Subsidiaries and (ii) in the event that a Party determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. Each Party agrees that all of its and its Subsidiaries’ employees shall, and that it shall direct its Representatives’ employees to, when on the property of the other Party or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of such Party or its Subsidiaries, conform to the policies and procedures of such Party and its Subsidiaries, as applicable, concerning health, safety, confidentiality, conduct and security which are made known or provided to the accessing Party from time to time.

(b) Subject to the terms and conditions of this Agreement, Service Provider will permit Service Recipient and its personnel (the “Individual Users”) to access the Host Systems and the Applications (on or through the Host Systems), in each case, for the purpose of receiving, and to the extent reasonably necessary to receive, the Services as expressly contemplated by the Services themselves, or otherwise to the extent reasonably necessary to perform its obligations in connection with this Agreement, and in each case in accordance with the terms and conditions expressly stated in this Agreement. Individual Users are authorized to access the Applications and the Host Systems with the prior permission of Service Provider where required pursuant to Service Provider’s general policies and procedures, not to be unreasonably withheld, and subject to the terms and conditions of this Agreement, including the foregoing sentence, and only to the extent that such authorized Individual Users have a need to access the Host Systems or use the Applications in connection with this Agreement.

(c) Neither Party shall, and each Party shall cause each of its Representatives and Individual Users not to, introduce or otherwise expose any Host System or any Application to any (a) computer code or instructions (e.g., malicious code or viruses) that may disrupt, damage, or interfere with the Host System or any Application or other software or firmware stored or operated thereon, (b) device that is capable of automatically or remotely stopping any Host System or Application from operating, in whole or in part (e.g., passwords, fuses or time bombs), (c) “back doors” or “trap doors” which allow for any access or bypassing of any security feature of the Host System or any Application or (d) any barriers designed for, or having the effect of, preventing Service Provider from accessing all or any portion of its systems, software or data.

(d) Service Recipient shall, at its sole expense, (a) provide all network connectivity necessary for each of its Representatives and each Individual User to connect to the Host Systems (other than the connectivity that Service Provider shall provide as set forth on the Schedules hereto) and (b) comply, and cause each of its Representatives and each Individual User to comply, with the terms and conditions set forth in the applicable information security rules and procedures of Service Provider provided to Service Recipient and in Section 3.01(a), Section 3.01(b) and Section 3.01(c).

(e) If at any time Service Provider reasonably believes or determines that (a) any Service Recipient personnel have sought to violate or circumvent, or have violated or circumvented, applicable Laws or the IS Procedures made known to Service Recipient, (b) any unauthorized Service Recipient personnel, as applicable, have accessed the Host Systems or Applications, or (c) any Service Recipient personnel have engaged in activities that would reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, or information contained or stored in the Host Systems or Applications, then Service Provider may immediately suspend access to the Host Systems or Applications by any such personnel and shall as promptly as practicable notify Service Recipient in writing of the name(s) of such personnel and the circumstances surrounding such occurrence; provided that Service Provider shall promptly grant access to such Host Systems or Applications for substitute personnel of Service Recipient, on its request and restore the suspended access of the affected Service Recipient personnel when, in Service Provider’s reasonable judgment, the circumstances giving rise to the suspension have been remedied or the risk that the suspension was intended to mitigate no longer exists.

Section 3.02 Transition Period Employees.

(a) Company shall make available to SpinCo the SpinCo Delayed Transfer Employees (as defined in the Employee Matters Agreement) (the “Transition Period Employees”) to perform services for SpinCo consistent with the services previously provided by such SpinCo Delayed Transfer Employees for the benefit of the Spinco Business, subject to any reasonable adjustments to such services as SpinCo may reasonably require or as are necessary to comply with applicable Law (“Employee Secondment Services”).

(b) The period for which each Transition Period Employee provides Employee Secondment Services shall be, in each case, the “Secondment Period”. The Secondment Period applicable to any Transition Period Employee may terminate before the expiry or termination of this Agreement on: (i) such date as agreed in writing by the Parties, (ii) the termination of employment of such Transition Period Employee, for any reason or no reason, pursuant to the terms of an employment contract or otherwise, and whether such termination is effected by such Transition Period Employee or by Company or due to such Transition Period Employee’s death or permanent disability, including where the employment of the applicable Transition Period Employee is transferred to SpinCo or its Affiliates or (iii) the termination with immediate effect by SpinCo of the services of the applicable Transition

Period Employee in the event of gross misconduct by that Transition Period Employee. Notwithstanding anything to the contrary in this Agreement, the Employee Secondment Services shall terminate upon the termination of the Secondment Period with respect to the final Transition Period Employee providing services hereunder.

(c) During the relevant Secondment Period, SpinCo or its applicable Affiliate will, to the extent required, provide each Transition Period Employee with appropriate and substantially similar information technology and other equipment that it provides generally to its employees for use in the course of providing Employee Secondment Services.

(d) [In the course of providing Employee Secondment Services: (i) each Transition Period Employee will report directly to SpinCo; (ii) SpinCo (and not Company) will solely supervise each Transition Period Employee; and (iii) each Transition Period Employee shall be subject to such policies, procedures and directions as SpinCo may prescribe in connection with the performance of such services. Notwithstanding anything to the contrary in this Section 3.02, Company will be responsible for any action, investigation and/or decisions required to be made by Company with respect to the Transition Period Employees’ employment with Company, where relevant, following reasonable consultation with SpinCo, including any complaint or grievance raised by or about a Transition Period Employee, and, for the avoidance of doubt, any action taken by Company pursuant to the foregoing shall not alter any Transition Period Employee’s status as being deemed to be acting under the direct supervision and control of SpinCo while performing Employee Secondment Services.]

(e) SpinCo agrees to defend, indemnify and hold Company harmless from any and all claims arising out of, or relating to, a Transition Period Employee’s acts in the course of providing Employee Secondment Services, including any error, omission, breach of duty, breach of contract, or negligence, which occur during the relevant Secondment Period when such Transition Period Employee is acting under the direct supervision and control of SpinCo, in each case in accordance with the same procedures for indemnification as set forth in Section 7.03; provided, however, that this subparagraph shall not apply to the extent that any such claims arise by reason of Company’s (i) breach of this Agreement, (ii) gross negligence (other than gross negligence by a Transition Period Employee), (iii) willful misconduct (other than willful misconduct by a Transition Period Employee) or (iv) any actions by a Transition Period Employee made at the direction of Company that would, if such actions were taken by the Company, constitute the actions described in clauses (i), (ii) or (iii) (each, a “Company Secondee Indemnifiable Action”). Company agrees to defend, indemnify and hold SpinCo harmless from any and all claims arising out of, or relating to any Company Secondee Indemnifiable Action.

(f) Company will invoice SpinCo in accordance with Section 4.01 of this Agreement, and SpinCo agrees to reimburse Company for the Employee Costs (as defined below) attributable to the Transition Period Employees in relation to the performance of the Employee Secondment Services during the applicable Secondment Period. For these purposes, “Employee Costs” means, with respect to any Transition Period Employee and without duplication: (i) salary or wages earned during the Secondment Period, (ii) any short term incentives payable during the Secondment Period, (iii) contributions to any retirement plan attributable to compensation earned during the Secondment Period, (iv) with respect to any employee benefits that are fully-insured, the applicable premium associated with such Transition Period Employee, (v) with respect to any self-insured welfare benefit, the applicable premium used for purposes of providing continuation coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (vi) all reasonable travel, immigration and business expenses incurred by the Transition Period Employees, and (vii) the employer portion of any Taxes (including social security or similar contributions) relating thereto.

(g) It is agreed and understood that throughout the relevant Secondment Period, each Transition Period Employee will remain employed by and on the payroll of Company and, except as expressly agreed in writing by SpinCo and Company, no Transition Period Employee will be entitled to any compensation or employee benefits from SpinCo. Company agrees that it (i) will increase the salary or wages of any Transition Period Employee during the Secondment Period at the reasonable request of SpinCo, and (ii) will not otherwise modify the compensation of any Transition Period Employee during the Secondment Period without the prior written consent of SpinCo, except, solely with respect to employee benefits (excluding, for the avoidance of doubt, incentive compensation), for any such modifications that are made in the ordinary course of business consistent with past practice and that are applied consistently to similarly-situated employees of the Company and its Affiliates. Company agrees to provide Gold with reasonable advance notice of any such modifications of applicable employee benefits.

ARTICLE IV

BILLING; TAXES

Section 4.01 Procedure. On a monthly basis, Service Provider shall invoice Service Recipient in arrears for the following: (i) the Charges incurred for the Services provided in the prior month, and (ii) the Expenses incurred for the Services provided in the prior month, including reasonable documentation related thereto (the Charges and Expenses, collectively, the “Fees”). Undisputed amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the Parties from time to time) to Service Provider (as directed by Service Provider), which undisputed amounts shall be due in arrears within sixty (60) days of Service Recipient’s receipt of each invoice for Fees. All amounts due and payable hereunder shall be paid in U.S. dollars. In the event of any billing dispute, Service Recipient shall promptly pay any undisputed amount as set forth in this Section 4.01.

Section 4.02 Late Payments. Charges not paid when due pursuant to this Agreement and which are not disputed in good faith (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ten (10) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to six percent (6%) (the “Interest Payment”).

Section 4.03 Taxes.

(a) Service Recipient shall bear any and all sales, use, value-added, excise, transfer, stamp, documentary, recordation, goods and services and other similar Taxes (but, for the avoidance of doubt, excluding any Taxes imposed on Service Providers net income (however denominated), branch profit taxes, franchise taxes or gross receipts) imposed on or in connection with the provision of Services to Service Recipient (collectively, “Transaction Taxes”). Service Provider and Service Recipient shall cooperate to minimize any Transaction Taxes and in obtaining any refund, return or rebate, or applying an exemption or zero-rating for Services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents. Service Recipient and Service Provider shall cooperate regarding any requests for information, audit, or similar request by any Taxing Authority concerning Transaction Taxes payable with respect to Services provided pursuant to this Agreement. Notwithstanding the foregoing, Service Provider shall be responsible for any Transaction Taxes (but only to the extent in the nature of, or constituting, penalties or interest) imposed as a result of (i) a failure to timely remit (or failure to remit) any Transaction Taxes to the applicable Taxing Authority to the extent Service Recipient timely remits such Transaction Taxes to Service Provider or Service Recipient’s failure to do so results from Service Provider’s failure to timely charge or provide notice of such Transaction Taxes to Service Recipient or (ii) improper filing of any Tax Return related to such Transaction Taxes. If Service Provider receives any refund of Transaction Taxes that are borne by Service Recipient pursuant to this Agreement, Service Provider shall promptly pay, or cause to be paid, to Service Recipient the amount of such refund (net of any additional Taxes Service Provider incurs as a result of the receipt of such refund).

(b) Service Recipient shall be entitled to deduct and withhold from any payments to Service Provider any Taxes that Service Recipient is required by applicable Law to deduct and withhold and shall timely pay such Taxes to the applicable Taxing Authority. If Service Recipient is so required to withhold or deduct any amount for or on account of Taxes from any payment made pursuant to this Agreement, Service Recipient shall (i) promptly notify Service Provider of such required deduction or withholding and the amount of payment due from Service Recipient, (ii) make such deductions or withholdings as are required by applicable Law and (iii) timely pay the full amount deducted or withheld to the relevant Taxing Authority. Other than Transaction Taxes, Service Recipient shall not be required to pay any additional amounts to Service Provider to account for, or otherwise compensate Service Provider for, any deduction or withholding for or on account of Taxes. If Service Recipient is required to deduct or withhold any amount for or on account of Transaction Taxes from any payment made pursuant to this Agreement, Service Recipient will pay to Service Provider such additional amounts as may be necessary so that the net amount received by Service Provider after such withholding or deduction will not be less than the amount Service Provider would have received if such Transaction Taxes had not been withheld. In the event Service Provider receives a credit against Taxes otherwise payable as a result of the withholding of Transaction Taxes for which Service Recipient paid additional amounts to Service Provider, Service Provider shall pay to Service Recipient the amount of such credit.

(c) Each Party shall be solely responsible for its own income Taxes with respect to amounts received in connection with this Agreement.

Section 4.04 No Set-Off. Except as mutually agreed to in writing by Service Provider and Service Recipient, neither Service Recipient nor any of its Affiliates shall have any right of set-off or other similar rights with respect to any amounts owed to Service Provider or any of its Subsidiaries pursuant to this Agreement on account of any obligation owed by Service Provider or any of its Subsidiaries to Service Recipient or any of its Subsidiaries.

Section 4.05 Audit. Service Provider shall maintain records sufficient for Service Recipient to verify the accuracy of the Fees invoiced to Service Recipient in accordance with Section 4.01. During the Term and for one (1) year thereafter, Service Recipient shall have the right through a mutually agreeable third-party representative to access and review such records as necessary in order to verify the accuracy of the Fees invoiced to Service Recipient in accordance with Section 4.01. Upon Service Recipient’s request, Service Provider shall reasonably cooperate in any such audit. Any such audit shall be conducted during standard business hours and so as to minimize disruption to Service Provider’s business. If an audit reveals that Service Recipient overpaid for Services, Service Provider shall promptly reimburse Service Recipient for any amounts overpaid, and if Service Recipient overpaid by more than ten percent (10%) for any Service, Service Provider shall also pay interest on all overpaid amounts at the same rate specified for late payments in Section 4.02, and reimburse Service Recipient for the reasonable, out-of-pocket costs incurred by Service Recipient in conducting the audit. Service Recipient shall have the right to audit Service Provider’s records once per year, and if an audit reveals an overpayment in excess of five percent (5%) by Service Recipient, one (1) additional time within the six (6) months following such audit.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which Service Provider is obligated to provide any Service to Service Recipient in accordance with the terms of this Agreement and (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety (the “Term”). Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02 Early Termination.

(a) Without prejudice to Service Recipient’s rights with respect to Force Majeure, Service Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (or, other than for a Service that is in a Service Extension Period, a portion thereof) that it receives without terminating all or any other Services set forth on the same Schedule as such terminated Service (it being understood that, Service Recipient may not terminate any Service in part during a Service Extension Period for such Service):

(i) for any reason or no reason, upon the giving of at least forty-five (45) days’ prior written notice (or such other number of days specified in Schedule A-1 or Schedule A-3 hereto) to Service Provider; provided, however, that any such termination may only be effective as of the last day of a month unless otherwise mutually agreed and shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.05; or

(ii) if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure to perform materially and adversely affects the provision of such Service or Service Recipient or an Affiliate thereof or the SpinCo Business or the Company Business, as applicable, and such failure shall continue to be uncured by Service Provider for a period of at least forty-five (45) days after receipt by Service Provider of written notice of such failure from Service Recipient.

(b) Service Provider may terminate this Agreement with respect to the entirety or portion of any Service that it provides hereunder at any time upon prior written notice to Service Recipient if Service Recipient has failed to make payment of Fees which are not disputed in good faith for such Service when due, and such failure shall continue to be uncured by Service Recipient for a period of at least thirty (30) days after receipt by Service Recipient of a written notice of such failure from Service Provider; provided, however, that Service Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.15) as to whether Service Recipient has cured the applicable failure.

Section 5.03 Extension of Services. Service Recipient may extend, by providing Service Provider with advance written notice, the Service Period of any Service beyond the initial Service Period of such Service for up to six (6) months unless otherwise specified for such Service in the applicable Schedule (each such extension, a “Service Extension Period”).

Section 5.04 Interdependencies. The Parties acknowledge and agree that there may be interdependencies among the Services being provided under this Agreement, including as set forth on Schedule A-1 or Schedule A-3. Upon any request by Service Recipient to terminate any Service early pursuant to Section 5.02(a)(i), Service Provider shall respond to Service Recipient’s request within ten (10) business days identifying whether (i) any such interdependencies exist with respect to the particular Service that Service Recipient is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, Service Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service. Service Recipient may, within five (5) business days of receipt of such response by Service Provider, withdraw its termination notice. If Service Recipient does not withdraw its termination notice within such five (5) business day period, Service Provider’s obligation to provide such Service shall terminate automatically with the termination of such interdependent Service.

Section 5.05 Effect of Termination. If Service Recipient’s partial termination of a Service pursuant to Section 5.02(a)(i) results in a material reduction in Service Provider’s cost to provide the remaining Service, then the Fees for such Service shall be equitably reduced. Upon the termination of any Service pursuant to Section 5.02(a)(i) or Section 5.02(b) of this Agreement, Service Recipient shall pay Service Provider any applicable Termination Charges (i) to the extent set forth in Schedule A-1 or Schedule A-3 or (ii) identified to Service Recipient in writing in response to any termination notice (provided that Service Recipient may withdraw its termination notice within five (5) days of receipt of such termination notice, in which case the applicable Service shall not be terminated). Termination Charges shall not be payable in the event that Service Recipient terminates any Service pursuant to Section 5.02(a)(ii). The Parties agree to use commercially reasonable efforts to minimize any applicable Termination Charges. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article IV, this Section 5.05, Article VI, Article VII and Article VIII, and Liability for all due and unpaid Fees and Termination Charges (if applicable) shall continue to survive indefinitely.

Section 5.06 Information Transmission. Service Provider, on behalf of itself and its Subsidiaries, shall provide or make available, or cause to be provided or made available, to Service Recipient, in accordance with Section 6.1 of the Separation Agreement, any Information received or computed by Service Provider for the benefit of Service Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) Service Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) except as set forth in Section 2.09(f), Service Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation Agreement, as applicable, for creating, gathering, copying, transporting and otherwise providing such Information and (c) Service Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01 Company and SpinCo Obligations. Subject to Section 6.04, until the six (6)-year anniversary of the date of the termination of this Agreement in its entirety (or with respect to trade secrets, for so long as such trade secret remains otherwise protectable as a trade secret), each of Company and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that it applies to protect its own confidential information of similar sensitivity and at least a commercially reasonable degree of care, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries; or (d) was in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02 No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation Agreement, this Agreement or any other Transaction Document, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices in accordance with their standard document retention policies; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.

Section 6.03 Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are applicable to the provision of the Services under this Agreement.

Section 6.04 Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted. The obligations in this Article VI shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party or its Affiliates, such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01 Limitations on Liability.

(a) SUBJECT TO SECTION 7.02, THE LIABILITIES OF EACH PARTY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE GREATER OF (I) $1,000,000 AND (II) THE TOTAL AGGREGATE CHARGES PAID OR PAYABLE UNDER THIS AGREEMENT.

(b) IN NO EVENT SHALL ANY PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with a Party’s (i) Liability for breaches of confidentiality under Article VI, (ii) gross negligence, willful misconduct or fraud or (iii) the Parties’ respective obligations under Section 3.02(e) or Section 7.02.

Section 7.02 Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Transaction Document, (a) each Party shall indemnify, defend and hold harmless the other Party, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from (i) breaches of confidentiality by the indemnifying Party under Article VI, or (ii) the indemnifying Party’s gross negligence, willful misconduct or fraud in connection with this Agreement, and (b) Service Recipient shall indemnify, defend and hold harmless Service Provider and its Indemnitees from and against any and all claims of Third Parties relating to, arising out of or resulting from, Service Recipient’s use or receipt of the Services provided by Service Provider hereunder, in each case, other than such claims (i) arising out of (A) the gross negligence, willful misconduct or fraud of Service Provider or its subcontractors or (B) the failure to obtain any Consent, or (ii) with respect to Taxes which are handled exclusively by Section 4.03.

Section 7.03 Indemnification Procedures. The procedures for indemnification set forth in Section 4.5 of the Separation Agreement shall govern claims for indemnification under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 8.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 8.02 Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.03 Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for information, to the extent that such assistance or information is within the reasonable control of the cooperating Party and is related to the Services.

Section 8.04 Title to Intellectual Property.

(a) Nothing set forth in this Agreement shall or is intended to transfer or assign any Intellectual Property from one Party the other (except as expressly set forth in Section 8.04(b)). Except as expressly provided in Section 8.04(b) and Section 8.04(c), Service Recipient acknowledges and agrees that it shall acquire no right, title, and interest in or to any Intellectual Property which is owned or licensed by Service Provider by reason of the provision of the Services hereunder.

(b) Service Provider acknowledges and agrees that, to the extent any deliverables created or developed by Service Provider in the performance of the Services are developed specifically for the applicable SpinCo Business or Company Business, Service Recipient shall own all right, title, and interest in or to such deliverables and any Intellectual Property therein. Service Provider (on behalf of itself and its Affiliates) hereby assigns to Service Recipient all right, title, and interest in and to, and hereby waives any and all moral rights that it may have, in any such deliverables and Intellectual Property.

(c) Subject to the terms and conditions of this Agreement, with respect to each Service, Service Provider hereby grants to Service Recipient a personal, limited, non-exclusive, royalty-free, non-sublicensable (except to any of its Affiliates or subcontractors engaged for the benefit of Service Recipient), non-assignable (except as expressly provided in Section 8.08) license on an “as is,” warranty-free basis, (i) solely during the Service Period of such Service, under any Intellectual Property of Service Provider to use, access, copy and otherwise exploit, as the case may be, any deliverables (including documents, software and data) provided or otherwise made available by Service Provider to Service Recipient in connection with the Services, in each case solely to the extent necessary for Service Recipient to receive and use such Service as provided for and in accordance with this Agreement, and to otherwise receive and enjoy such Service for their intended purpose and (ii) perpetually, to continue to use any deliverables that Service Provider was required to provide to the Service Recipient and intended for use by Service Recipient beyond the relevant Service Period, provided such that deliverables are used in the same manner it was used during the relevant Service Period.

(d) No Party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by another Party, and shall reproduce any such notices on any and all copies thereof. No Party shall attempt to decompile, translate, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by another Party.

(e) The Company shall transfer the domain name modine.com (the “Domain Name”) and the social media accounts set forth on Section 5.16 of the Disclosure Schedules to the Merger Agreement (the “Social Media Accounts”) to SpinCo as soon as commercially practicable following the removal of all critical dependencies on the use of the Domain Name for the Company’s ongoing business operations, such transfer to be completed no later than six (6) months following the Effective Date and in accordance with the Final Separation Plan as applicable. During such period between the Effective Date and the date of transfer, the Company shall retain control of the Domain Name and Social Media Accounts and shall, in cooperation with SpinCo, take all reasonable steps to ensure the continuity of use of the Domain Name for SpinCo’s email routing, web presence and other applicable operations, provided that such use does not interrupt any critical services for the Company.

Section 8.05 Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Service Provider, and Service Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 8.06 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation Agreement and the other Transaction Documents and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement, and the other Transaction Documents govern the arrangements in connection with the Separation and Distribution and would not have been entered into independently.

(c) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.07 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.08 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, (a) Service Provider may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Service Recipient’s prior written consent (but with notice to the Service Recipient) solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption, and (b) either Party may assign this Agreement or any of its rights or obligations hereunder in whole or part to a third party without the other Party’s consent, but only in connection with a merger or consolidation of such Party’s business into such third party, the sale of all or substantially all of the assets of such Party’s business to such third party, or the sale of a controlling interest in such Party by virtue of a sale of stock, membership units, or other equity of such Party to such third party. For the avoidance of doubt, the merger of SpinCo with Merger Sub shall not be deemed in violation of this Section 8.08. Any purported assignment contrary to this Section 8.08 shall be void.

Section 8.09 Third-Party Beneficiaries. Except as provided in Article VII with respect to the Service Provider Indemnitees and the Service Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the

Parties any rights or remedies hereunder, and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.10 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.10):

If to Company, to:

Modine Manufacturing Company

1500 De Koven Ave

Racine, Wisconsin 53403

Attention:   General Counsel

E-mail:    [redacted]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 351-4064

Attention:   Andrew Kaplan

E-mail:    [redacted]

If to SpinCo, to:

Platinum SpinCo Inc.

28875 Cabot Drive

Novi, MI 48377

Attention:   Wayne Kauffman; Jon Douyard

E-mail:    [redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Ave, Suite 2800

Chicago, IL 60611

Attention:   Bradley C. Faris; Jason Morelli

E-mail:    [redacted]

and

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention:   Michael S. Ben; Matt VanWasshnova

Email:      [redacted]

Any Party may, by notice to the other Party, change the address to which such notices are to be given or made.

Section 8.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.12 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. Service Recipient may terminate any Service that is not provided for a consecutive period of thirty (30) days or more upon written notice to Service Provider. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 8.12. Service Recipient shall not be required to pay Fees for Services to the extent and for so long as such Services are not made available to Service Recipient.

Section 8.13 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.

Section 8.15 Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Section 9.14 of the Separation Agreement.

(b) In any Dispute regarding the amount of a Fee or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.15(a) and it is determined that the Fee or the Termination Charge, as applicable, that Service Provider has invoiced Service Recipient, and that Service Recipient has paid to Service Provider, is greater or less than the amount that the Fee or the Termination Charge, as applicable, should have been, then (i) if it is determined that Service Recipient has overpaid the Fee or the Termination Charge, as applicable, Service Provider shall within ten (10) calendar days after such determination reimburse Service Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Service Recipient to the time of reimbursement by Service Provider, and (ii) if it is determined that Service Recipient has underpaid the Fee or the Termination Charge, as applicable, Service Recipient shall within thirty (30) calendar days after such determination reimburse Service Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Service Recipient to the time of payment by Service Recipient.

Section 8.16 Specific Performance. Subject to Section 8.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Service Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 8.15 and this Section 8.16 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 8.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by each of the Parties hereto.

Section 8.18 Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the body of this Agreement shall take precedence. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 8.19 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Franklin Lakes, New Jersey; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the Effective Date.

Section 8.20 Mutual Drafting. Each of the Company and SpinCo acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and that this Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

MODINE MANUFACTURING COMPANY

By:
Name:
Title:

PLATINUM SPINCO INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]